KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 10, 2026, with respect to the financial statements of Symetra Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Columbus, Ohio
April 24, 2026